EXHIBIT 5.1

[LETTERHEAD OF MESSERLI & KRAMER P.A.]

July 21, 2004

Bontan Corporation Inc.
47 Avenue Road, Suite 200
Toronto, Ontario, Canada M5R 2G3

          Re:          Issuance of Securities

Ladies and Gentlemen:

          You have requested our opinion as your special U.S. securities counsel with respect to certain matters in connection with the filing by Bontan Corporation Inc. (the "Company") of the Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the sale of up to 3,500,000 shares of the Company's common stock (the "Common Stock") for possible issuance under the Company's 2003 Consultant Stock Compensation Plan and 2003 Stock Option Plan (the "Plans").

          In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and execution and delivery of all documents, where execution and delivery are a prerequisite to the effectiveness thereof.

          We advise you that we are licensed to practice in Minnesota. Accordingly, our opinion assumes that the provincial laws of Ontario and the federal laws of Canada would yield the same opinion as application of the laws of the State of Minnesota and the federal laws of the United States.

          On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when issued in accordance with the Plans and the Registration Statement, will be validly issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/  Messerli & Kramer P.A.